Exhibit 10.29
REALTY INCOME CORPORATION
RETIREMENT POLICY

ARTICLE I.
INTRODUCTION
Realty Income Corporation, a Maryland corporation (the “Company”), is establishing this Realty Income Corporation Retirement Policy (as amended from time to time as provided below, the “Retirement Policy”), effective as of November 7, 2022 (the “Effective Date”) to provide for the treatment of certain Awards held by Participants that are residents of the United States upon a Qualifying Retirement.
ARTICLE II.
DEFINITIONS
All capitalized terms used but not otherwise defined in this Retirement Policy shall have the meanings ascribed to such terms in the applicable Company Incentive Plan.
2.1    Administrator means the Committee; provided, however, that the Board or Committee may delegate its authority as the Administrator hereunder to the extent permitted by Article IV below.
2.2    Affiliate means any corporation that is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) that includes the Company and any trade or business (whether or not incorporated) that is under common control with the Company (within the meaning of Section 414(c) of the Code).
2.3    Award means an “Award” within the meaning of any Company Incentive Plan but excluding any Awards that are outstanding as of the Effective Date and constitute “nonqualified deferred compensation” under Section 409A of the Code or as otherwise determined by the Administrator.
2.4    Award Agreement means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the administrator of the Company Incentive Plan determines, consistent with and subject to the terms and conditions of the applicable Company Incentive Plan.
2.5    Board means the Board of Directors of the Company.
2.6    Cause shall have the meaning provided in an applicable executive severance plan, employment or other service agreement between the Company (or an Affiliate) and the Participant if such an agreement exists and contains a definition of Cause, or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause shall mean
(i)    the Participant’s theft, dishonesty or falsification of any employment or Company records;

(ii)    the Participant’s malicious or reckless disclosure of the Company’s confidential or proprietary information;

(iii)    the Participant’s commission of any immoral or illegal act or any gross or willful misconduct, where the Company reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Company’s management to entrust the Participant with important matters or otherwise work effectively with the Participant, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally effected the business or reputation of the Company or any of its subsidiaries;

(iv)    the Participant’s engagement in any activity that is a material violation of the Company policy on sexual harassment, sexual misconduct, discrimination or other workplace misconduct which (A) is a material violation of Company policy applicable thereto, or (B) brings or would reasonably be expected to bring the Participant, the Company or its Subsidiaries into widespread public disrepute, contempt, scandal or ridicule; and/or

(iv)     the Participant’s failure or refusal to work diligently to perform tasks or achieve goals reasonably requested by the Board, provided such breach, failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem.

“Cause” shall not mean a Participant’s physical or mental disability.

2.7    Code means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
2.8    Committee means the Compensation and Talent Committee of the Board, or another committee or subcommittee of the Board appointed by the Board to administer the Retirement Policy.
2.9    Company Incentive Plan means each of the Realty Income Corporation 2012 Incentive Award Plan, the Realty Income Corporation 2021 Incentive Award Plan, and the VEREIT, Inc. 2021 Equity Plan, as either may be amended from time to time, and any future or successor equity compensation plan under which the Company grants Awards.
2.10    Participant means, except as otherwise limited by the terms of any Award Agreement, the grantee of an Award under a Company Incentive Plan.
2.11    Performance-Based Vesting Award means any Award that is subject to one or more performance-based vesting conditions (which may be in addition to any service-based vesting conditions).
2.12    Qualifying Retirement means, unless otherwise determined by the Administrator, the Participant’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) with the Company, other than as a result of the Participant’s death or termination by the Company for Cause, on or after the date on which the Participant has attained at least sixty (60) years of age and has completed at least ten (10) consecutive Years of Service, provided that (i) the Participant has provided the Company with at least six (6) months’ advance written notice of the Participant’s retirement (or such other shorter minimum advance written notice that is acceptable to the Administrator in its sole discretion), and (ii) has executed and delivered a release of claims to the Company in the form acceptable to the Company that becomes effective and irrevocable within 60 days following Participant’s “separation from service”. For purposes of this Retirement Policy, (A) if the Participant incurs a “separation from service” for any reason during such notice period, such “separation from service” shall not be deemed to have occurred by reason of the Participant’s Qualifying Retirement for the purposes of this Retirement Policy, and (B) provided that the Participant continues in employment with the Company through the notice period, the Participant’s employment shall automatically terminate upon the termination date set forth in such notice (or such other date accepted by the Administrator).
2.13    “Section 409A” means Section 409A of the Code, as amended, and the regulations issued thereunder and all regulations, guidance, compliance programs and other interpretative authority thereunder.
2.14    Subsidiary means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.15    Service Provider means an employee, Non-Employee Director or Consultant.
2.16    Time-Based Vesting Award means any Award that is subject to service-based vesting conditions and is not subject to any performance-based vesting conditions.
2.17    Years of Service means each three hundred sixty-five (365)-day period of a Participant’s continuous service to the Company or a Subsidiary as an employee (without duplication); provided, that services provided to a company that is acquired by the Company or a Subsidiary following the date hereof shall count towards this requirement only to the extent approved by the Committee.
ARTICLE III.
TREATMENT OF AWARDS UPON A QUALIFYING RETIREMENT
3.1    Treatment of Time-Based Vesting Awards Upon a Qualifying Retirement. If a Participant experiences a Qualifying Retirement, all outstanding and unvested Time-Based Vesting Awards held by such Participant as of the date of such Qualifying Retirement will become fully vested and nonforfeitable effective as of the date of such Qualifying Retirement.
3.2    Treatment of Performance-Based Vesting Awards Upon a Qualifying Retirement. If a Participant experiences a Qualifying Retirement prior to the end of the applicable performance period (or such other date set forth in the applicable Award Agreement on which performance conditions are deemed satisfied) of a Performance-Based Vesting Award, the outstanding and unvested Performance-Based Vesting Award held by such Participant as of the date of such Qualifying Retirement will remain outstanding and shall, upon the completion of the applicable performance period (or such other date set forth in the applicable Award Agreement on which performance conditions are deemed satisfied), vest based on the Company’s and/or Participant’s actual performance (as applicable) during the performance period. Actual performance during the performance period will be determined by multiplying the full amount of any award so payable by a fraction, the numerator of which is the number of days elapsed from the first day of the performance period through and including the date of the Participant’s Qualifying Retirement and the denominator of which is the total number of days in the performance period.
ARTICLE IV.
ADMINISTRATION AND DELEGATION
4.1    Administration. The Retirement Policy shall be administered by the Administrator. The Administrator has the authority to take all actions and make all determinations under the Retirement Policy, to interpret the Retirement Policy and to adopt, amend and repeal such administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Retirement Policy as it deems necessary or appropriate to administer the Retirement Policy. The Administrator’s determinations under the Retirement Policy are in its sole discretion and will be final and binding on all persons upon whom the Retirement Policy applies.
4.2    Delegation. To the extent applicable laws permit, the Committee or the Board may delegate any or all of its powers under the Retirement Policy to one or more committees of the Board or directors or officers of the Company or any of its Subsidiaries. The Committee or the Board, as applicable, may re-vest in itself any previously delegated authority at any time
ARTICLE V.
MISCELLANEOUS
5.1    Amendment and Termination of Retirement Policy. The Administrator may amend, suspend or terminate the Retirement Policy at any time, provided that no amendment may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent unless the Award itself otherwise expressly so provides. Notwithstanding the foregoing, the Board may amend or modify the Retirement Policy as it deems necessary or appropriate to cause continued compliance with Section 409A in all events without the consent of any Participant.

5.2    Participants Bound; Limited Applicability. Any determination or other action taken by the Administrator with respect to the Retirement Policy, or any action authorized by or taken at the direction of the Administrator, in any case, in good faith, shall be binding and conclusive upon all Participants and all other interested parties under the Retirement Policy. Unless otherwise expressly provided in a written agreement between the Company and any individual, in no event shall this Retirement Policy apply to any right other than an Award, including without limitation, any severance right or other incentive equity or other award not subject to the Retirement Policy.
5.3    Governing Law. The Retirement Policy will be governed by and interpreted in accordance with the laws of the State of Maryland, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Maryland.
5.4    Severability. If any portion of the Retirement Policy or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Retirement Policy, and the Retirement Policy will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
5.5    Section 409A . The Company intends that this Retirement Policy be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest or penalties under Section 409A apply. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 5.5 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award is determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A. Notwithstanding any contrary provision in the Retirement Policy, any payment(s) of “nonqualified deferred compensation” required to be made under an Award pursuant to this Retirement Policy to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” made pursuant to this Retirement Policy that are payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made. In any case where a Participant’s “separation from service” and the date the release becomes effective and irrevocable fall in two separate taxable years, any payment(s) of “nonqualified deferred compensation” required to be made under an Award pursuant to this Retirement Policy shall be made in the latter taxable year.
5.6    Unfunded Status. The Retirement Policy is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Retirement Policy shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.
5.7    Indemnification. Notwithstanding any other provisions of the Retirement Policy, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary or any other person for any claim, loss, liability or expense incurred in connection with the Retirement Policy, and such individual will not be personally liable with respect to the Retirement Policy because of any act or omission, or any contract or other instrument executed, in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Retirement Policy’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Retirement Policy unless arising from such person’s own fraud or bad faith.
5.8    Relationship to Other Benefits. No payment under the Retirement Policy will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing,

group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
5.9    Expenses. The expenses of administering the Retirement Policy shall be borne by the Company and its Subsidiaries.
5.10    No Contract of Employment. The adoption and maintenance of this Retirement Policy shall not be deemed to be a contract between the Company and any person or to be consideration for the employment of or service by any person. Nothing herein contained shall be deemed to give any person the right to be a Service Provider of the Company or its Subsidiaries or to restrict the right of the Company or its Subsidiaries to terminate the employment or service of such person at any time, with or without cause, nor shall this Retirement Policy be deemed to give the Company the right to require any person to remain as a Service Provider of the Company or to restrict any person’s right to resign at any time.
5.11    Titles and Headings. The titles and headings in the Retirement Policy are for convenience of reference only and, if any conflict, the Retirement Policy’s text, rather than such titles or headings, will control.
5.12    Number and Gender. Any reference in this Retirement Policy to the singular includes the plural where appropriate, and any reference in this Retirement Policy to the masculine gender includes the feminine and neuter genders where appropriate.

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